Exhibit 99.1
For Immediate Release

INVESTOR CONTACT:
Elizabeth Boland:	617-673-8000

MEDIA CONTACT:
Ilene Serpa:	617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS, INC. COMPLETES MERGER
WITH AFFILIATE OF BAIN CAPITAL PARTNERS; STOCK DELISTED FROM NASDAQ
BOSTON, MA — (May 28, 2008) — Bright Horizons Family Solutions, Inc. (NASDAQ: BFAM) today announced the completion of the previously announced merger with an affiliate of Bain Capital Partners, LLC, a leading global private investment firm. Under the terms of the merger agreement, as a result of which Bright Horizons Family Solutions becomes a privately held company, stockholders are entitled to receive $48.25 in cash, without interest, for each share of Bright Horizons Family Solutions common stock.
Bright Horizons common stock will cease to trade on the NASDAQ Global Select Market prior to the opening of the market on May 29th and will no longer be listed.
“We are pleased to be entering this next stage of Bright Horizons’ growth and development in partnership with Bain Capital, which was among the original backers of our vision 22 years ago,” said Dave Lissy, Chief Executive Officer of Bright Horizons. “Together, we believe we can grow our company in new and exciting ways that are consistent with our mission to provide high quality care, education and work/life services to the clients and families we serve.”
Stockholders of Bright Horizons who hold their shares in their own names as stockholders of record will receive instructions and a letter of transmittal by mail from Wells Fargo Bank, N.A., the paying agent, concerning how and where to exchange their shares for payment. Stockholders whose shares are held in “street name” by a broker, bank or other nominee will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee. Questions about the receipt of merger proceeds should be directed to the appropriate broker, bank or other nominee.
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About Bright Horizons
Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 75 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
About Bain Capital
Bain Capital, LLC (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $78 billion in assets under management. Since its inception in

1984, Bain Capital has made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world, and has a team of more than 300 professionals dedicated to investing in and supporting its portfolio companies, including such leading companies as Dunkin’ Donuts, Michaels Stores and Domino’s Pizza. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Bright Horizons management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (2) the effect of the announcement of the merger on our customer relationships, operating results and business generally; (3) the ability to recognize the benefits of the merger; and (4) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Bright Horizons’ ability to control or predict. Bright Horizons undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.